Exhibit 4.26

TENTH SUPPLEMENTAL INDENTURE

TENTH SUPPLEMENTAL INDENTURE, dated as of September 9, 2013 (the “Tenth Supplemental Indenture”), by and among UCYCLYD PHARMA, INC., a Maryland corporation (“UPI”), Valeant Pharmaceuticals International, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WHEREAS, each of the Company, Valeant Pharmaceuticals International, Inc. (“Parent”), the indirect parent of the Company, and the Subsidiary Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an Indenture, dated as of November 23, 2010 (the “Indenture”), providing for the issuance of 6.875% Senior Notes due 2018 (the “Securities”);

WHEREAS, UPI desires to provide a full and unconditional guarantee (each, a “Guarantee”) of the obligations of the Company under the Securities and the Indenture on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, the Trustee and UPI are authorized to execute and deliver this Tenth Supplemental Indenture; and

 WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to the Tenth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.           Definitions.  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

2.           Guarantee.  UPI hereby agrees, jointly and severally, to provide a full and unconditional guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including, but not limited to, Article 10 thereof.

3.           Effectiveness of Tenth Supplemental Indenture.  This Tenth Supplemental Indenture shall become effective upon the execution and delivery of this Tenth Supplemental Indenture by the Company, UPI and the Trustee.

4.           Indenture Remains in Full Force and Effect.  This Tenth Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Securities, to the extent not inconsistent with the terms and provisions of this Tenth Supplemental Indenture, shall remain in full force and effect.

5.           No Recourse Against Others.  No stockholder, officer, director or incorporator, as such, past, present or future of UPI shall have any personal liability under this Guarantee, the Securities, the Indenture or this Tenth Supplemental Indenture by reason of his, her or its status as such stockholder, officer, director or incorporator.

6.           Headings.  The headings of the Articles and Sections of this Tenth Supplemental Indenture are inserted for convenience of reference and shall not be deemed a part thereof.

7.           Counterparts.  This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

8.           Governing Law.  This Tenth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

9.           Trustee Disclaimer.  The Trustee is not responsible for the validity or sufficiency of this Tenth Supplemental Indenture nor for the recitals herein.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the day and year first written above.

Company:	VALEANT PHARMACEUTICALS INTERNATIONAL

	By:	/s/ Howard B. Schiller
		Name:	Howard B. Schiller
		Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Tenth Supplemental Indenture to November Indenture]

UCYCLYD PHARMA, INC.

/s/ Robert Chai-Onn
Name: Robert Chai-Onn Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Tenth Supplemental Indenture to November Indenture]

Trustee:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

	By:	/s/ Teresa Petta
		Name:	Teresa Petta
		Title:	Authorized Signatory

[Signature Page to Tenth Supplemental Indenture to November Indenture]